EXHIBIT 10.2
Contact: David Zigdon CFO (972) 3-645-5004 davidz@radcom.com

FOR IMMEDIATE RELEASE

DAVID ZIGDON TO RESIGN POSITION AS RADCOM’S CFO
TO PURSUE STARTUP OPPORTUNITY

TEL-AVIV, Israel—April 24, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced that Mr. David Zigdon, its Chief Financial Officer (CFO) since 2000, has tendered his resignation effective June 15, 2006 in order to pursue a new opportunity with a startup company.

The Company is currently evaluating a number of candidates to replace Mr. Zigdon. To assure a smooth transition, Mr. Zigdon will continue working with RADCOM until June 15th, and will remain available for ongoing consultation until the new CFO begins his term.

Commenting on the news, Zohar Zisapel the Chairman of the Board of Directors said, “It is difficult to say goodbye to David, whose skill and dedication were critical to RADCOM’s ability to weather the difficult post-bubble period and to re-emerge as a vital, growing industry-leader. One of the highlights of David’s six years at RADCOM was the Company’s PIPE investment carried out in 2004, a transaction whose successful completion was due in large part to the efforts of David and his team. I will miss working with David personally and wish him every success in his future ventures.”

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RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.